Exhibit 99.1

Press Release

Vineyard National Bancorp Announces Quarterly Cash Dividend

Corona, Calif. (August 7, 2006) -- Vineyard National Bancorp (NASDAQGS:VNBC) (the “Company”), the parent company for Vineyard Bank N.A. (“Vineyard”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per share, payable on September 8, 2006, to shareholders of record as of August 25, 2006.

The Company, with $2.1 billion in assets, announced on July 20, 2006, its second quarter and six months earnings and operating results for the period ended June 30, 2006. Net earnings for the quarter-ended June 2006 were $5.4 million, or $0.52 per diluted share, compared with net earnings of $4.8 million, or $0.48 per diluted share, for the quarter-ended June 2005. The return on average common equity was approximately 20.2 percent for the period, as compared to 22.1 percent for the corresponding period in the prior year.

“With the recent closing of the Rancho Bank acquisition, the board of directors and management remain confident with the continued efforts of executing our strategic plan. The Company will continue to focus on: the reduction of funding costs, maintaining sufficient liquidity for our lending specialties, leveraging our infrastructure, and consistent earnings per share growth,” stated Norman Morales, president and chief executive officer. “We are grateful for the continued support of our shareholders and are pleased to continue our cash dividend program.”

The Company is a bank holding company with headquarters in Corona and the parent company of Vineyard, also with headquarters in Corona. Vineyard operates through 16 full-service banking centers and four loan production offices located in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego and Ventura, Calif. The Company’s common stock is traded on the NASDAQ Global Market System under the ticker symbol “VNBC.”

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations:

1260 Corona Pointe Court, Corona, CA 92879 Tel: (951) 271-4232 Fax: (951) 278-0041 E-mail address: shareholderinfo@vineyardbank.com